Exhibit 8.2

LAW OFFICES

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

11TH FLOOR

734 15TH STREET, N.W.

WASHINGTON, D.C. 20005

TELEPHONE: (202) 347-0300

FACSIMILE: (202) 347-2172

WWW.EMTH.COM

March 17, 2011

Board of Directors

Abington Bancorp, Inc.

180 Old York Road

Jenkintown, PA 19046

Gentlemen and Ms. Margraff-Kieser:

Pursuant to the Agreement and Plan of Merger dated as of January 26, 2011 (the “Merger Agreement”) between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Abington Bancorp, Inc., a Pennsylvania corporation (the “Company”), the Company is to merge with and into Parent with Parent surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to the Company in connection with the Merger. We are providing our opinion regarding certain federal income tax consequences of the Merger pursuant to Section 8.3(d) of the Merger Agreement. For the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The registration statement of Parent on Form S-4, File No. 333-172626, filed on March 4, 2011, as amended through the date hereof, with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the “Registration Statement”), and the joint proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.	The representations made to us by Parent in its letter to us dated March 17, 2011;

4.	The representations made to us by the Company in its letter to us dated March 17, 2011; and

Board of Directors

March 17, 2011

5.	Such other instruments and documents related to the formation, organization and operation of Parent and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Proxy Statement/Prospectus under the caption “The Merger – Material Federal Income Tax Consequences,” subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a Company shareholder who holds shares of Company common stock as a capital asset.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties

Board of Directors

March 17, 2011

contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “The Merger – Material Federal Income Tax Consequences” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

/s/ Gerald F. Heupel, Jr.
Gerald F. Heupel, Jr., a partner